UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LOGICBIO THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LogicBio Therapeutics, Inc.

65 Hayden Avenue, Floor 2

Lexington, MA 02421

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of LogicBio Therapeutics, Inc. (the “Company” or “LogicBio”) will be held on June 19, 2020, at 9:00 a.m. E.T. at Ropes & Gray LLP, 800 Boylston St., Boston, Massachusetts, for the purpose of considering and voting on the following two company-sponsored proposals:

1.	To elect Leon Chen and Daniel O’Connell as Class II directors, each for a three-year term.

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice. This notice, the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) can be accessed at the following website: www.envisionreports.com/LOGC.

Our Board of Directors recommends that you vote “for” each nominee for Class II director (proposal no. 1) and “for” ratification of the proposed independent registered public accounting firm (proposal no. 2).

April 22, 2020 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 65 Hayden Avenue, Floor 2, Lexington, MA 02421, during ordinary business hours, from June 9, 2020 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you previously received and submit your proxy by the Internet or telephone or by signing, dating and returning the proxy card included in these materials in order to ensure that your vote is recorded. If you choose to attend the Annual Meeting, you may still vote your shares in person, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. If you need assistance voting your shares, please call Bryan Yoon, Esq., Corporate Secretary of the Company, at (617) 245-0399.

All stockholders are extended a cordial invitation to attend the Annual Meeting. Thank you for your ongoing support of and interest in LogicBio Therapeutics, Inc.

By Order of the Board of Directors

Frederic Chereau
Chief Executive Officer, President and Director
April 29, 2020

* We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the alternative arrangements via press release, which will be filed as Definitive Additional Materials with the SEC, and details on how to participate will be available at www.envisionreports.com/LOGC.

i

LogicBio Therapeutics, Inc.

65 Hayden Avenue, Floor 2

Lexington, MA 02421

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, June 19, 2020 at 9:00 a.m. ET

This proxy statement, along with the accompanying Notice of 2020 Annual Meeting of Stockholders, contains information about the 2020 Annual Meeting of Stockholders of LogicBio Therapeutics, Inc., including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. We are holding the Annual Meeting at 9:00 a.m. ET at Ropes & Gray LLP, 800 Boylston St., Boston, Massachusetts.

In this proxy statement, we refer to LogicBio Therapeutics, Inc. as “LogicBio,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 29, 2020, we made available this proxy statement and the attached Notice of 2020 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, containing our financial statements for the fiscal year ended December 31, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 19, 2020

This proxy statement and our Annual Report on Form 10-K are available for viewing, printing and downloading at www.envisionreports.com/LOGC. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” tab of the “Investors” section of our website at www.logicbio.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: LogicBio Therapeutics, Inc., 65 Hayden Avenue, Floor 2, Lexington, MA 02421, Attention: Corporate Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and therefore we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

We could be an emerging growth company through 2023, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.00 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of LogicBio Therapeutics, Inc. is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders to be held at 9:00 a.m. ET on June 19, 2020, at Ropes & Gray LLP, 800 Boylston St., Boston, Massachusetts, including any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement along with the accompanying Notice of 2020 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet the Notice of 2020 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 because you owned shares of LogicBio common stock on the record date.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the alternative arrangements via press release, which will be filed as Definitive Additional Materials with the SEC, and details on how to participate will be available at www.envisionreports.com/LOGC.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about April 29, 2020, we began sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 22, 2020. Only stockholders who owned our common stock at the close of business on April 22, 2020 are entitled to vote at the Annual Meeting.

How many votes can be cast by all stockholders?

A total of 23,323,336 shares of common stock of the Company were outstanding on April 22, 2020 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. You may vote by proxy via the Internet at www.envisionreports.com/LOGC by following the instructions provided on the Important Notice Regarding the Availability of Proxy Materials or the proxy card.

•

By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-652-VOTE (8683) and by following the instructions provided on the proxy card. You must have the 15-digit control number that is on either the notice or the proxy card when voting.

•

By Mail. If you received a proxy card, complete and mail your proxy card in the postage prepaid envelope, and return the proxy card in accordance with the instructions on the proxy card. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

In Person at the Meeting. If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1:	FOR the election of Leon Chen and Daniel O’Connell as Class II directors.

Proposal 2:	FOR ratification of selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Who pays the cost for soliciting proxies?

LogicBio will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. LogicBio may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for such services.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares on certain routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2, which is considered a routine matter, but not on any of the other proposals.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Corporate Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all proposals, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Directors

As this is an uncontested election of directors, each director nominee must receive a greater number of shares voted FOR his or her election than shares voted AGAINST such election (also known as a “majority” of the votes cast) to be elected a director. You may vote either FOR the nominee or AGAINST the nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote beneficial owners’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as broker non-votes. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of our Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares cast for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote shares held in street name on this proposal without voting instructions from the beneficial owner. Accordingly, we do not expect broker non-votes for this proposal. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee of the Board of Directors will reconsider its selection.

Could other matters be decided at the Annual Meeting?

LogicBio does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Subject to the provisions of our bylaws, your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with a broker or other nominee. Please vote in accordance with the instruction set forth on the notice of internet availability, proxy card or voting instruction form with respect to all of your shares.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Bryan Yoon, Corporate Secretary of the Company, at (617) 245-0399. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save LogicBio the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 10, 2020 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below) and all directors and executive officers as a group. The number of shares beneficially owned by each entity or person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 10, 2020 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable common property laws, the persons in the table have sole voting and investment power with respect to all shares of common stock held by that person.

Shares of common stock subject to options, warrants or other rights that are now exercisable or are exercisable within 60 days after April 10, 2020 are considered outstanding for purposes of computing the percentage ownership of the persons holding these options, warrants or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of April 10, 2020, there were 23,302,669 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o LogicBio Therapeutics, Inc., 65 Hayden Avenue, Floor 2, Lexington, MA 02421.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned

5% or greater stockholders:

OrbiMed Advisors, LLC(2)	6,466,783	27.8%

Arix Bioscience Holdings Ltd.(3)	2,979,023	12.8%

BioDiscovery(4)	1,787,413	7.7%

Pontifax Management IV, G.P. (2015) Ltd.(5)	1,784,413	7.7%

Adage Capital Advisors, LLC (6)	1,246,554	5.3%

Directors and named executive officers:

Frederic Chereau(7)	698,138	2.9%

Bryan Yoon, Esq.	—	—

Kenneth Huttner, M.D.(8)	15,879	*

Mark Kay, M.D., Ph.D.(9)	938,641	4.0%

Leon Chen, Ph.D.(10)	59,521	*

Erez Chimovits(11)	3,495,793	15.0%

Mark Enyedy	—	—

Richard Moscicki, M.D.(12)	8,033	*

Daniel O’Connell, M.D., Ph.D.(13)	8,033	*

Michael Wyzga(14)	8,033	*

All executive officers and directors as a group (11 persons)(15)	5,473,688	23.4%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o LogicBio Therapeutics, 65 Hayden Avenue, Floor 2, Lexington, MA 02421.

(2)

As reported on a Schedule 13D filed with the SEC on November 1, 2018 by OrbiMed Advisors LLC (“OrbiMed Advisors”), OrbiMed Advisors Israel II Limited (“OrbiMed Limited”), OrbiMed Israel GP II, L.P. (“OrbiMed Israel”) and OrbiMed Capital GP VI (“OrbiMed Capital”) (collectively, the “OrbiMed Reporting Persons”). 3,487,760 and

2,979,023 shares are directly held by OrbiMed Israel Partners II. L.P. (“OIP II”) and OrbiMed Private Investments VI, LP (“OPI VI”), respectively. OrbiMed Israel is the sole general partner of OIP II pursuant to the terms of a limited partnership agreement of OIP II, and OrbiMed Limited is the sole general partner of OrbiMed Israel pursuant to the terms of the limited partnership agreement of OrbiMed Israel. As a result, OrbiMed Israel and OrbiMed Limited share the power to direct the vote and disposition of the shares held by OIP II, and both OrbiMed Israel and OrbiMed Limited may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OIP II. OrbiMed Limited exercises this investment power through an investment committee comprised of Carl L. Gordon, Jonathan Silverstein, Nissim Darvish, Anat Naschitz and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OPI II. OrbiMed Capital is the sole general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the sole managing member of OrbiMed Capital, pursuant to the terms of the limited liability company agreement of OrbiMed Capital. As a result, OrbiMed Advisors and OrbiMed Capital share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owners of the shares held by OPI VI. Each of OrbiMed Advisors and OrbiMed Capital disclaims any beneficial ownership over the shares of the other OrbiMed Reporting Persons. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl. L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VI. The address of OrbiMed Advisors, OrbiMed Limited, OrbiMed Israel and OrbiMed Capital is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(3)

As reported on a Schedule 13D filed with the SEC on November 2, 2018 by Arix Bioscience Plc (“Arix Plc”) and Arix Bioscience Holdings Limited (“Arix Ltd.”). The shares directly held by Arix Ltd. are indirectly held by Arix Plc, the sole owner and parent of Arix Ltd. Arix Plc and Arix Ltd. share voting and dispositive power with regard to the Company’s securities directly held by Arix Ltd. All indirect holders of the above reference securities disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address of Arix Bioscience Plc and Arix Ltd. is 20 Berkeley Square, Mayfair, London W1J 6EQ, United Kingdom.

(4)

As reported on a Schedule 13G filed with the SEC on February 12, 2019 by Andera Partners (“Andera”) and BioDiscovery 5 (“Biodiscovery 5”). The shares directly held by BioDiscovery 5 are indirectly held by Andera, the manager of BioDiscovery 5. Andera share voting and dispositive power with regard to the Company’s securities directly held by BioDiscovery 5. The address of Andera and BioDiscovery 5 is 374 Rue Saint-Honore, 75001 Paris, France.

(5)

As reported on a Schedule 13G filed with the SEC on February 14, 2020 by Pontifax Management IV, G.P. (2015) Ltd., Pontifax 4 G.P., Limited Partnership, Tomer Kariv and Ran Nussbaum. Consists of (i) 881,582 shares of common stock held by Pontifax (Israel) IV, Limited Partnership, (ii) 440,339 shares of common stock held by Pontifax (Cayman) IV, L.P. and (iii) 465,492 shares of common stock held of record by Pontifax (China) IV, L.P. Pontifax 4 G.P., Limited Partnership is the general partner of Pontifax (Israel) IV, Limited Partnership, Pontifax (Cayman) IV, L.P. and Pontifax (China) IV, L.P. Pontifax Management IV, G.P. (2015) Ltd. is the general partner of Pontifax 4 G.P., Limited Partnership. Ran Nussbaum and Tomer Kariv are directors of Pontifax IV, G.P. (2015) Ltd. Each of Pontifax Management IV, G.P. (2015) Ltd., Pontifax 4 G.P., Limited Partnership, Ran Nussbaum and Tomer Kariv shares voting and dispositive power with regard to the shares. Each of Ran Nussbaum and Tomer Kariv disclaim beneficial ownership of the shares reported in this Schedule 13G, as amended, and the inclusion of such shares in this Schedule 13G shall not be deemed to be an admission of beneficial ownership of the reported shares. The address of these entities is 14 Shenkar Street, Herzeliya 46140 Israel.

(6)

As reported on a Schedule 13G/A filed with the SEC on February 12, 2020 by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”) Partners, Robert Atchinson and Phillip Gross (collectively, the “Adage Reporting Persons”). ACP directly holds 1,246,554 shares of common stock. ACPGP is the general partner of ACP and ACA is the managing member of ACPGP. Messrs. Atchinson and Gross are managing members of ACA. Each of the Adage Reporting Persons shares voting and dispositive power with regard to the shares. Neither Mr. Atchinson nor Mr. Gross directly own any of these shares of common stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares beneficially owned by ACP. The address of each Adage Reporting Person is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(7)	Consists of 237,939 shares of common stock and options to purchase 460,199 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(8)	Consists of options to purchase 15,879 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(9)	Consists of 782,358 shares of common stock and options to purchase 156,283 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(10)	Consists of 19,035 shares of common stock and options to purchase 40,486 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(11)

Consists of 3,487,760 shares of common stock held by OIP 2, as described in more detail in footnote 2, and options to purchase 8,033 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(12)	Consists of options to purchase 8,033 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(13)	Consists of options to purchase 8,033 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(14)	Consists of options to purchase 8,033 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

(15)

See footnotes 2 and 7 through 14. Also includes 214,108 shares of common stock and options to purchase 27,509 shares of common stock that are exercisable as of April 10, 2020 or will become exercisable within 60 days after such date.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

Our amended and restated certificate of incorporation, or our certificate of incorporation, states that the Board of Directors shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of the Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and amended and restated bylaws, or bylaws, our Class II directors, if elected at the Annual Meeting, will serve until the 2023 annual meeting of stockholders, our Class III directors will serve until the 2021 annual meeting of stockholders and our Class I directors will serve until the 2022 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board of Directors among the three classes.

The Board of Directors is currently comprised of eight members. Below is a list of the names, ages as of March 31, 2020 and classification of the individuals who currently serve as our directors.

Name	Age	Position

Erez Chimovits	56	Director (Class I)

Mark Enyedy	56	Director (Class I)

Mark Kay, M.D., Ph.D.	62	Director (Class I)

Leon Chen, Ph.D.	45	Director (Class II)

Daniel O’Connell, M.D., Ph.D.	40	Director (Class II)

Frederic Chereau	53	Director (Class III); Chief Executive Officer and President

Richard Moscicki	68	Director (Class III)

Michael Wyzga	65	Director (Class III)

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.

DIRECTOR NOMINEES (CLASS II DIRECTORS)

Leon Chen, Ph.D. has served as a member of our board of directors since January 2016. Dr. Chen is a partner at The Column Group, a healthcare investment firm, where he has been employed since October 2019. Prior to joining The Column Group, Dr. Chen was a venture partner at OriMed Advisors, a healthcare investment firm, where he had been employed since June 2013. Dr. Chen currently serves on the boards of several privately held life sciences companies. He has a B.A. in biochemistry from U.C. Berkeley, a Ph.D. in molecular pharmacology from Stanford and an M.B.A. from the Stanford Graduate School of Business. We believe that Dr. Chen’s venture capital experience, especially his experience investing in life sciences companies, provides him with the qualifications and skills to serve as a director.

Daniel O’Connell, M.D., Ph.D. has served as a member of our board of directors since June 2017. Since April 2020, Dr. O’Connell has been the executive director, corporate development at Bristol-Myers Squibb Company. From October 2016 until July 2019, Dr. O’Connell served as an investment director of Arix Bioscience, a healthcare and life science company. Previously, from March 2012 to August 2016, Dr. O’Connell served as an associate at OrbiMed Advisors, a healthcare investment firm. He formerly served as a director of PreciThera, Inc., a privately held company, from July 2017 until July 2019.

Dr. O’Connell earned his S.B. in both chemistry and mathematics from MIT and an M.D. and Ph.D. from Tufts University. We believe Dr. O’Connell’s investment experience in the healthcare space provides him with the qualifications and skills to serve as a director.

DIRECTORS WITH TERMS EXPIRING IN 2021 (CLASS III DIRECTORS)

Frederic Chereau has served as our President and Chief Executive Officer since April 2016. Prior to joining LogicBio, Mr. Chereau served as the President and Chief Operating Officer of aTyr Pharma Inc. from February 2014 to July 2015. Before that, he worked at Shire Pharmaceuticals, a biopharmaceutical company, serving as Senior Vice President—Global Franchise Lead, Angioedema, from September 2012 to December 2013. Before the acquisition of Pervasis Therapeutics by Shire, Mr. Chereau served as its Chief Executive Officer and President since October 2008. Before Pervasis, Mr. Chereau worked at Genzyme from 1999 to 2008, where he held various positions within the organization in Europe and in the United States, culminating in his position as Vice President and General Manager of the Cardiovascular Business Unit. Previously, he held various sales and marketing roles in a medical device company in France. Mr. Chereau serves on the board of directors of Dynacure, a biotechnology company dedicated to the development of new treatments for patients affected by centronuclear myopathies, and on the strategic advisory board of La Rochelle Business School in France. He holds a bachelor’s degree in physics from Paris University, a master’s degree from ESC La Rochelle and an M.B.A. from INSEAD. We believe that Mr. Chereau is qualified to serve as a member of our board based on his experience in the biotechnology industry, as well as his insight as our President and Chief Executive Officer.

Richard Moscicki, M.D. has served as a member of our board of directors since October 2018. Dr. Moscicki is currently the Executive Vice President for Science and Regulatory Advocacy and the Chief Medical Officer at Pharmaceutical Research and Manufacturers of America, a position he has held since October 2017. Previously, from March 2013 to October 2017, he served as Deputy Center Director for Science Operations for the U.S. Food and Drug Administration’s Center for Drug Evaluation and Research. Since June 2018, Dr. Moscicki has served as a director of Akcea Therapeutics, Inc. (Nasdaq: AKCA), where he is also a member of the nominating and governance committee and the compensation committee. He has also served as a director of KSQ Therapeutics, Inc. since September 2018. He received a B.S. and an M.D. from Northwestern University. We believe Dr. Moscicki is qualified to serve as a member of our board based on his extensive clinical and regulatory experience in the pharmaceutical industry.

Michael Wyzga has served as a member of our board of directors since September 2018. Mr. Wyzga is currently the President of MSW Consulting, Inc., a private company focused on strategic biotechnology consulting, a position he has held since November 2013. Prior to that, Mr. Wyzga served as President and Chief Executive Officer and a member of the Board of Directors of Radius Health, Inc., a publicly traded biopharmaceutical company, from 2011 until November 2013. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation. Mr. Wyzga joined Genzyme in February 1998 and most recently served as Executive Vice President, Finance from 2003 until 2011 and as chief financial officer from 1999 until 2011. Mr. Wyzga has served as a non-executive director and a member of the audit committee of Mereo BioPharma Group plc (Nasdaq: MREO) since April 2019 and served as a director of OncoMed Pharmaceuticals, Inc. from February 2013 until its merger with Mereo in April 2019. Since February 2015, Mr. Wyzga has also served as a director of Exact Sciences Corporation (Nasdaq: EXAS), where he is also a member of the audit and compensation committees. Mr. Wyzga has served as the chairman of the board of X4 Pharmaceuticals, Inc. (Nasdaq: XFOR) since 2018 and has served as the chairman of the board of GenSight Biologics, a biotechnology company listed in Euronext Paris, since 2017. Mr. Wyzga also previously served as a director of Akebia Therapeutics, Inc. (Nasdaq: AKBA), a publicly traded biotechnology company, from February 2014 until December 2018, Idenix Pharmaceuticals, Inc., a publicly traded biotechnology company that was acquired by Merck (NYSE: MRK) in August 2014, where he also served as the chair of the audit committee and a member of the compensation committee, and as a member of the Supervisory Board of Prosensa Holding B.V., a publicly traded biopharmaceutical company, from June 2014 until its acquisition by BioMarin Falcon B.V. (Nasdaq: BMRN) in December 2014. He received an M.B.A. from Providence College and a B.S. from Suffolk University. We believe Mr. Wyzga’s extensive experience in the biotechnology space, and his financial experience, provide him with the qualifications and skills to serve as a director.

DIRECTORS WITH TERMS EXPIRING IN 2022 (CLASS I DIRECTORS)

Erez Chimovits has served as a member of our board of directors since January 2016. Mr. Chimovits is a senior managing director with OrbiMed, a healthcare investment firm, where he has been employed since 2010. He has more than fourteen years of operational experience, including ten years of senior managerial experience in public companies. Prior to joining OrbiMed, he was the Chief Executive Officer of NasVax Ltd. Previously, Mr. Chimovits spent more than seven years with

Compugen, as President, Compugen USA Inc. and Executive Vice President, Commercial Operations. He currently serves as a member of the board of directors of Novus Therapeutics, Inc. and BiomX, Inc. Mr. Chimovits earned his M.B.A., M.Sc. in Microbiology and his B.Sc. from Tel Aviv University. We believe Mr. Chimovits is qualified to serve on our board of directors due to his vast operational and managerial experience in the biopharmaceutical industry, much of which took place in public companies.

Mark J. Enyedy has served as a member of our board of directors since March 2019. Mr. Enyedy has served as the President and Chief Executive Officer of ImmunoGen, Inc. since 2016. Prior to joining ImmunoGen, he served in various executive capacities at Shire PLC, a pharmaceutical company, from 2013 to 2016, including as Executive Vice President and Head of Corporate Development from 2014 to 2016, where he led Shire’s strategy, M&A and corporate planning functions and provided commercial oversight of Shire’s pre-Phase 3 portfolio. Prior to joining Shire, he served as Chief Executive Officer and a director of Proteostasis Therapeutics, Inc., a biopharmaceutical company, from 2011 to 2013. Prior to joining Proteostasis, he served for 15 years at Genzyme Corporation, a biopharmaceutical company, most recently as President of the Transplant, Oncology, and Multiple Sclerosis divisions. Mr. Enyedy holds a J.D. from Harvard Law School and practiced law prior to joining Genzyme. Mr. Enyedy is also a director of Akebia Therapeutics and The American Cancer Society of Eastern New England. Within the past five years, he also served as a director of Fate Therapeutics, Inc. and Keryx Biopharmaceuticals, Inc. We believe that Mr. Enyedy should serve on our Board because of his significant leadership experience, including as chief executive officer, in the life sciences industry.

Mark Kay, M.D., Ph.D. has served as a member of our board of directors since January 2016. Dr. Kay is the Dennis Farrey Family Professor in Pediatrics, and a professor of genetics at Stanford University School of Medicine, where he heads the division of human gene therapy. Dr. Kay moved from the University of Washington to Stanford in 1998, where he has been on the faculty since that time. A founder of the American Society of Gene and Cell Therapy, Dr. Kay served as the society’s president from 2005 to 2006. Dr. Kay also serves as a member of the board of directors of Genevant Sciences. He holds a B.S. in physical science from Michigan State University and an M.D. and Ph.D. from Case Western Reserve University. We believe Dr. Kay is qualified to serve on our board of directors due to his significant expertise regarding our technology platform and his long-standing reputation in the field of gene therapy.

Director Independence

Under Nasdaq Rule 5605, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions and phase-in provisions, each member of a listed company’s audit committee, compensation committee and nominating and corporate governance committee be independent and, in the case of the audit committee and compensation committee, satisfy additional independence criteria set forth in Rules 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Chimovits, Enyedy and Wyzga and Drs. Chen, Kay, Moscicki and O’Connell, representing seven of our eight directors, is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). Our Board of Directors also determined that each of the current members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfies the independence standards for such committee established by the SEC and Nasdaq rules, as applicable. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances deemed relevant in determining their independence.

Board Membership Criteria

Our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors criteria for Board membership and, consistent with those criteria, recommending to the Board of Directors director candidates and nominees for the next annual meeting of stockholders. As reflected in our Corporate Governance Guidelines, it is the policy of the Board of Directors that all directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. The Board of Directors believes that each director should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the Board of Directors. The Board of Directors considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and anticipated future needs. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “General Matters—Stockholder Proposals and Nominations.” The Nominating

and Corporate Governance Committee does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws.

Board Meetings and Attendance

The Board of Directors held five meetings during the year ended December 31, 2019. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2019 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

The non-employee directors met in executive session during each of the regularly scheduled Board of Directors meetings during the year ended December 31, 2019.

It is a policy of the Board of Directors that its members make every effort to attend our annual stockholder meetings in person or be present via teleconference.

Board of Directors Leadership Structure

We have not designated a chairperson or a lead director of the Board. The independent members of the Board have periodically reviewed the Board’s leadership structure and have determined that the Company and our stockholders are well served with this structure.

From time to time, the Board may appoint a standing chairperson if at such time the Board believes doing so would be in the best interest of the Company. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of any chairperson and the Chief Executive Officer based on the then-current circumstances.

The Board of Directors’ Role in Risk Oversight

The Board of Directors and its committees play an important role in risk oversight at LogicBio through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that LogicBio faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of LogicBio’s business by the Audit, Compensation and Nominating and Corporate Governance Committees and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to LogicBio’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting LogicBio to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and LogicBio’s independent registered public accounting firm LogicBio’s system of internal controls, its financial and critical accounting practices and its policies relating to risk assessment and management. As part of this process, the Audit Committee discusses LogicBio’s major financial risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters. See “Risks Related to Compensation Practices and Policy” below for information related to the Compensation Committee’s oversight of compensation-related risks.

Because of the role of the Board of Directors and its committees in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to LogicBio’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations, but it believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

BOARD COMMITTEES

The Board of Directors has a standing Audit, Compensation and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors and is described more fully below. Each committee operates pursuant to a written charter, and each reviews and assesses the adequacy of its charter periodically and submits its charter to the Board of Directors for approval. The charter for each committee is available on our website (www.logicbio.com) under the “Investors—Corporate Governance” section.

The following table describes which directors serve on each of the Board of Directors’ committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Leon Chen, Ph.D. (1)	X	X(2)

Erez Chimovits		X

Mark Enyedy (3)	X		X

Richard Moscicki, M.D.			X(2)

Daniel O’Connell, M.D., Ph.D. (1)		X

Michael Wyzga	X(2)

(1)	Nominated for election at the Annual Meeting. See Proposal 1.

(2)	Chair of the committee.

(3)	Mr. Enyedy was appointed to our Board of Directors effective as of March 17, 2020.

Audit Committee

Our Audit Committee is composed of Leon Chen, Mark Enyedy and Michael Wyzga, with Mr. Wyzga serving as Chair of the committee. Mr. Chimovits was a member of the Audit Committee until November 2019, when he stepped down from the committee, and Tomer Kariv was a member of our Audit Committee throughout 2019 and until his resignation from our Board of Directors in March 2020. Mr. Enyedy joined our Audit Committee upon his appointment to our Board of Directors in March 2020. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The Board of Directors has determined that Mr. Wyzga is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities include:

•	evaluating, determining the selection of, and, if necessary, determining the replacement or rotation of the independent auditor, the lead audit partner, and any other active audit engagement team;

•	pre-approving or approving all auditing services and all permitted non-audit services by the independent auditor and pre-approving the related fees;

•

assessing and overseeing the independence of the independent auditor and ensuring the receipt of, reviewing, evaluating, and discussing formal written reports from the independent auditor and any disclosed relationships or services regarding the auditor’s independence;

•	establishing hiring policies for employees or former employees of the independent auditors;

•

obtaining and reviewing reports from the independent auditor describing the firm’s internal quality-control procedures and any material issues raised by the most recent quality control review or any inquiry or investigation by governmental or professional authorities with respect to audits carried out by the firm;

•

obtaining assurance from the independent auditors that, in the course of its audit of the Company, it has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred;

•	reviewing with the independent auditor the overall scope and plans for audits;

•	reviewing with the independent auditor any noteworthy audit problems or difficulties;

•

reviewing and discussing with management and the independent auditor the scope of the Company’s system of internal controls, its financial and critical accounting practices, and its policies relating to risk assessment and management;

•

reviewing disclosures about any significant deficiencies or material weaknesses in the design or operation of the Company’s system of internal controls and any fraud involving management or employees playing a significant role in the Company’s system of internal controls;

•	reviewing any special steps or remedial measures adopted in light of material control weaknesses or significant deficiencies, if any;

•	reviewing, to the extent applicable, the Company’s internal controls report and the independent auditor’s internal controls report prior to the filing of any reports;

•

reviewing with management the Company’s procedures and practices designed to provide reasonable assurance that the Company’s books, records, accounts, and internal controls are established and maintained as required by law and regulation, and that there are adequate company-level controls in place to prevent or detect any improper or illegal disbursement of funds;

•

receiving and reviewing reports of the independent auditor discussing all critical accounting policies and practices used in the preparation of the Company’s financial statements, all alternative treatments of financial information within generally accepted accounting principles, or GAAP, that have been discussed with management, and all material written communications between the independent auditor and management;

•

discussing with management and the independent auditor changes in the Company’s critical account principles and the effects of alternative GAAP methods, off-balance sheet structures, and regulatory and accounting initiatives;

•

reviewing and discussing with management and the independent auditor the annual and quarterly financial statements and management’s discussion and analysis of financial condition and results of operations of the Company;

•	reviewing, or establishing standards for the type of information and the type of presentation of such information to be included in, earnings press releases;

•

discussing with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports, if any, that raise material issues regarding, or call into question the integrity of, the Company’s financial statements or accounting policies;

•	reviewing material pending legal proceedings and other contingent liabilities involving the Company;

•

establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal account controls or auditing matters, and submissions by employees of concerns regarding questionable accounting or auditing matters;

•	assisting the Board of Directors in its oversight of risk;

•	overseeing the integrity of the Company’s information technology systems, processes, and data;

•	reviewing and assessing the adequacy of the Audit Committee’s Charter;

•	preparing the Audit Committee’s report for inclusion in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions in accordance with Company policy.

During the year ended December 31, 2019, the Audit Committee met five times. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Mark Enyedy and Richard Moscicki, M.D., with Dr. Moscicki serving as Chair of the committee. Mr. Kariv was a member of our Nominating and Corporate Governance Committee throughout 2019 and until his resignation from our Board of Directors on March 12, 2020. Mr. Enyedy joined our Nominating and Corporate Governance Committee upon his appointment to our Board of Directors becoming effective on March 17, 2020. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include:

•

identifying individuals qualified to become members of our Board of Directors, receiving nominations for such individuals, and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	recommending to our Board of Directors the classes of the Board on which nominees should serve;

•	establishing a policy under which stockholders may recommend a candidate for consideration for nomination as a director;

•	if a vacancy occurs, identifying and recommending to the Board of Directors qualified candidates to fill such vacancy;

•

developing and recommending to the Board of Directors corporate governance guidelines that address, at a minimum, director qualification standards, director responsibilities, direct access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluations of the Board of Directors;

•	reviewing the corporate governance guidelines and recommending changes as necessary;

•	articulating to each director what service on the Board of Directors entails;

•

reviewing the Company’s practices and policies with respect to directors, including retirement policies, the size of the Board of Directors, service of non-employee directors, the meeting frequency of the Board and the structure of Board meetings;

•	recommending to the Board of Directors processes for annual evaluations of the performance of the Board of Directors and the appropriate committees thereof and overseeing such evaluation processes;

•	reviewing the functions, duties and composition of the committees of the Board of Directors;

•	reviewing Company policies with respect to significant issues of corporate public responsibility;

•	considering and reporting to the Board of Directors any questions of possible conflicts of interest of members of the Board of Directors;

•	overseeing the systems and processes established by the Company to ensure compliance with the Company’s Code of Business Conduct and Ethics;

•	providing for new director orientation and continuing education for existing directors on a periodic basis;

•	overseeing the maintenance and presentation to the Board of Directors of management’s plans for succession to senior management positions in the Company;

•	reviewing and assessing the adequacy of the Committee Charter; and

•	performing or participating in an evaluation of the performance of the Committee.

While members of our Nominating and Corporate Governance Committee informally consulted with our chief executive officer on matters related to the committee’s responsibilities, such as the review of new potential director candidates, and took certain actions by unanimous written consent, it did not formally meet during the year ended December 31, 2019.

Compensation Committee

Our Compensation Committee is composed of Leon Chen, Ph.D., Erez Chimovits and Daniel O’Connell, M.D., Ph.D., with Dr. Chen serving as Chair of the committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq and meets the independence criteria set forth in Rule 10C-1. The Compensation Committee’s responsibilities include:

•	reviewing and establishing the Company’s overall management compensation philosophy and policies;

•

reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, or the CEO, and other executive officers of the Company, including all individuals who are “insiders” subject to Section 16 of the Exchange Act (collectively, the Senior Officers), evaluating the performance of the CEO and the other Senior Officers in light of those goals and objectives and recommending to the Board of Directors for approval the compensation for the CEO and other Senior Officers;

•	reviewing and making recommendations to the Board of Directors about the compensation of the non-employee directors;

•

reviewing and administering the Company’s equity-based compensation and management incentive plans and grant awards under such plans and making recommendations to the Board of Directors about amendments to such plans and the adoption of any new compensation plans;

•	recommending to the Board of Directors any stock ownership guidelines for the CEO and the other Senior Officers, other executives and non-employee directors;

•	producing, if required, a compensation committee report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K and its annual proxy statement;

•	reviewing and approving all Senior Officer employment contracts and other compensation, severance, and change-in-control arrangements for the current and former Senior Officers;

•	establishing and reviewing policies and procedures with respect to perquisites;

•

reviewing the Company’s compensation policies, practices and arrangements to determine whether they encourage excessive risk-taking; reviewing the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•	reviewing and assessing the adequacy of the Committee’s Charter; and

•	participating in an evaluation of the performance of the Committee.

During the year ended December 31, 2019, the Compensation Committee met eight times.

Compensation Consultants

As a part of determining compensation for our executive officers and directors, the Compensation Committee engaged Arnosti Consulting, Inc., or Arnosti Consulting, as its independent compensation consultant during 2019. Arnosti Consulting provided analysis and recommendations to the Compensation Committee regarding cash and equity compensation for such officers and directors.

In determining to engage Arnosti Consulting, the Compensation Committee considered its independence, taking into consideration relevant factors, including the absence of other services provided to the Company, the amount of fees the Company paid to Arnosti Consulting as a percentage of its respective total revenue, Arnosti Consulting’s policies and procedures that are designed to prevent conflicts of interest, any business or personal relationship any individual compensation advisor has with an executive officer of the Company, any business or personal relationship any individual compensation advisor has with any member of the Compensation Committee and any stock of the Company owned by Arnosti Consulting or its individual compensation advisors. The Compensation Committee determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Arnosti Consulting and its individual compensation advisors as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Arnosti Consulting is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Delegation of Authority and The Role of Management

The Compensation Committee may delegate to subcommittees, consisting of one or more members of the Compensation Committee, any of the responsibilities of the full committee and may delegate any of its responsibilities to the extent permitted by applicable law to the CEO and/or other senior officers, except that compensation actions affecting the CEO or other senior officers may not be so delegated to any senior officer.

A subset of our executive officers, including our Chief Executive Officer, participate in general sessions of our Compensation Committee. Management does not participate in executive sessions of our Compensation Committee. At the request of our Compensation Committee, our Chief Executive Officer makes compensation-related recommendations to the Compensation Committee with respect to annual base salary, target bonus opportunities and long-term incentive award grants for our executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Risks Related to Compensation Practices and Policies

The Compensation Committee maintains a pay-for-performance compensation philosophy, but also recognizes that providing certain types of compensation incentives may inadvertently motivate individuals to act in ways that could be detrimental to the Company in order to maximize personal compensation. To mitigate such risk, the Compensation Committee reviews at least annually the overall structure and components of our compensation program and, with respect to our executive officers, the levels of compensation under such program. The Compensation Committee has reviewed our compensation program and believes that it does not encourage inappropriate actions or risk taking and is not reasonably likely to have a material adverse effect on our business. In addition, we do not believe that the mix or design of the components of our executive compensation program encourages our executive officers to assume excessive risks. We believe that our compensation program, current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives, including the following:

•

base salaries that are consistent with our executive officers’ responsibilities and the market and that are established to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•

corporate objectives for our annual bonus program for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•	the mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage strategies and actions that balance our short-term and long-term best interests; and

•	equity awards vest over a period of time, which we believe encourages executives to take a long-term view of our business.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.logicbio.com and going to the “Corporate Governance” tab under the “Investors” section, or by requesting a copy in writing from our Corporate Secretary at our Lexington, Massachusetts office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting our website at www.logicbio.com and going to the “Corporate Governance” tab under the “Investors” section, or by requesting a copy in writing from our Corporate Secretary at our Lexington, Massachusetts office.

EXECUTIVE OFFICERS

Below is a list of the names, ages as of March 31, 2020 and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position

Frederic Chereau	53	Chief Executive Officer and President; Director (Class III)

Matthias Jaffé	51	Chief Financial Officer

Bryan Yoon, Esq.	42	Chief Administrative Officer, General Counsel and Corporate Secretary

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information for Frederic Chereau, our Chief Executive Officer and President, is included herein under “Director Biographies—Directors with Terms Expiring in 2021 (Class III Directors).”

Matthias Jaffé has served as our Chief Financial Officer since September 2017. Prior to joining LogicBio, from October 2012 to July 2017, Mr. Jaffé served as Chief Financial Officer of Constellation Pharmaceuticals, a biopharmaceutical company. Before that, he served as Chief Financial Officer of Zafgen, Pervasis Therapeutics and Alantos Pharmaceuticals. He holds an M.S. in biology from MIT and an M.B.A. from INSEAD.

Bryan Yoon, Esq. has served as our Chief Administrative Officer, General Counsel and Corporate Secretary since November 2019. Mr. Yoon was most recently the General Counsel and Secretary at Nightstar Therapeutics plc, a gene therapy company focused on inherited retinal diseases, from November 2017 until its acquisition by Biogen in June 2019. At Nightstar, he was responsible for the legal, compliance and intellectual property functions, in addition to leading all human resources activities, through a period of significant growth. Prior to Nightstar, Mr. Yoon worked at Intercept Pharmaceuticals, Inc., a leading biopharmaceutical company focusing on nonviral liver diseases, from January 2013 until November 2017, where he most recently served as Senior Vice President—Legal Affairs and Secretary. Previously, Mr. Yoon worked at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. and Simpson Thacher & Bartlett LLP, where he advised clients, including a number of life sciences companies, on a variety of corporate and other legal matters. Mr. Yoon holds a B.A. in Economics and an M.Eng. in Operations Research and Industrial Engineering from Cornell University. He received his J.D. from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Introduction

This section provides an overview of our compensation arrangements with our principal executive officer and our next two most highly compensated executive officers in respect of their service to us in 2019. These individuals, who we refer to as our “named executive officers,” are:

∎	Frederic Chereau, our President and Chief Executive Officer;

∎	Kenneth Huttner, M.D., Ph.D., our Senior Vice President, Head of Clinical Development; and

∎	Bryan Yoon, Esq., our Chief Administrative Officer, General Counsel and Corporate Secretary.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us during 2019 and, if applicable, 2018.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(3)	OPTION AWARDS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
Frederic Chereau	2019	510,000	117,300	—	5,600	632,900
President and Chief Executive Officer	2018	411,407	173,959	1,009,050	5,500	1,599,916
Bryan Yoon, Esq.(1)	2019	54,808	10,934	591,904	8,096	665,742
Chief Administrative Officer, General Counsel and Corporate Secretary	—	—	—	—	—	—
Kenneth Huttner, M.D., Ph.D.(2)	2019	300,000	59,850	299,318	105,600	764,768
Senior Vice President, Head of Clinical Development	—	—	—	—	—	—

(1)	Mr. Yoon commenced employment with us on November 11, 2019.

(2)	Dr. Huttner commenced employment with us on February 20, 2019.

(3)

The amounts reported in this column represent bonuses paid to our named executive officers for 2019 and, for Mr. Chereau, for 2018. See “Narrative Disclosure to Summary Compensation Table – Annual Bonuses” below. The amount reported for Dr. Huttner also includes a $100,000 sign-on bonus that was paid to him in connection with his commencement of employment.

(4)

The amounts reported in this column represent the aggregate grant date fair value of options to purchase our common stock granted to each of our named executive officers in 2019 and, for Mr. Chereau, 2018, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 11 to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2019.

(5)

The amounts reported in this column include employer contributions to our SIMPLE IRA that were made on behalf of each of our named executive officers in 2019 and, for Mr. Chereau, 2018. The amount reported in this column for Mr. Yoon also includes relocation and temporary housing expense reimbursements paid to Mr. Yoon in connection with his relocation to the greater Boston area.

Narrative Disclosure to Summary Compensation Table

Agreements with Our Named Executive Officers

Messrs. Chereau and Yoon and Dr. Huttner are each party to an employment agreement with us that sets forth the terms and conditions of their employment with us and are also each party to a confidential information and invention assignment agreement with us. The material terms of these agreements are summarized below. As used in the summary below, the terms “cause,” “disability,” “good reason” and “change of control” have the meanings set forth in the applicable agreement.

Frederic Chereau. We entered into an employment agreement with Mr. Chereau, pursuant to which he agreed to serve as our President and Chief Executive Officer beginning on April 14, 2016. The employment agreement was amended and restated in connection with our initial public offering. Under the amended and restated employment agreement, Mr. Chereau is entitled to receive an annual base salary of $510,000 per year, subject to adjustment from time to time, and is eligible to receive an annual bonus with a target annual bonus of 50% of his annual base salary. If Mr. Chereau’s employment is terminated by us other than for cause and other than due to Mr. Chereau’s death or disability or if Mr. Chereau resigns for good reason, he will be entitled to receive base salary continuation for nine months, an amount equal to .75 times his target annual bonus, payable in installments over nine months, and reimbursement of COBRA premiums for up to six months. If his employment terminates under such circumstances within 24 months following a change of control, Mr. Chereau will be entitled to receive a lump sum payment equal to 1.5 times the sum of his annual base salary and target annual bonus, an amount equal to the monthly COBRA premium he would be required to pay to continue group health coverage for 12 months, and accelerated vesting of all of his then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target). All of the foregoing severance benefits are conditioned upon Mr. Chereau’s execution of a separation agreement and an effective release of claims and his compliance with the restrictive covenants described below. In addition, if Mr. Chereau’s employment is terminated for any reason other than cause, the stock options granted to Mr. Chereau prior to the date his employment agreement was amended and restated will remain exercisable for 18 months following his termination of employment (or the remainder of the term, if earlier).

Bryan Yoon, Esq. We entered into an employment agreement with Mr. Yoon pursuant to which he agreed to serve as our Chief Administrative Officer, General Counsel and Corporate Secretary beginning on November 11, 2019. Under the employment agreement, Mr. Yoon is entitled to receive an annual base salary of $380,000 per year and is eligible to receive an annual bonus with a target annual bonus of 35% of his annual base salary. Mr. Yoon is also entitled to be reimbursed for temporary housing expenses up to $3,500 per month through August 2020 (or his earlier relocation to the greater Boston area). If Mr. Yoon’s employment is terminated by us other than for cause and other than due to Mr. Yoon’s death or disability or if Mr. Yoon resigns for good reason, he will be entitled to receive base salary continuation for six months, an amount equal to .5 times his target annual bonus, payable in installments over six months, and reimbursement of COBRA premiums for up to three months. If his employment terminates under such circumstances within 24 months following a change of control, Mr. Yoon will be entitled to receive a lump sum payment equal to one times the sum of his annual base salary and target annual bonus, an amount equal to the monthly COBRA premium he would be required to pay to continue group health coverage for nine months, and accelerated vesting of all of his then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target). All of the foregoing severance benefits are conditioned upon Mr. Yoon’s execution of a separation agreement and an effective release of claims and his compliance with the restrictive covenants described below.

Kenneth Huttner. We entered into an employment agreement with Dr. Huttner, pursuant to which he agreed to serve as our Senior Vice President, Head of Clinical Development beginning on February 20, 2019. Under the employment agreement, Dr. Huttner is entitled to receive an annual base salary of $360,000 per year and is eligible to receive an annual bonus with a target annual bonus of 35% of his annual base salary. Dr. Huttner also received a sign-on bonus of $100,000 in connection with his commencement of employment with us. If Dr. Huttner’s employment is terminated by us other than for cause and other than due to his death or disability or if Dr. Huttner resigns for good reason, he will be entitled to receive base salary continuation for six months, an amount equal to .5 times his target annual bonus, payable in installments over six months, and reimbursement of COBRA premiums for up to three months. If his employment terminates under such circumstances within 24 months following a change of control, Dr. Huttner will be entitled to receive a lump sum payment equal to one times the sum of his annual base salary and target annual bonus, an amount equal to the monthly COBRA premium he would be required to pay to continue group health coverage for nine months, and accelerated vesting of all of his then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target). All of the foregoing severance benefits are conditioned upon Dr. Huttner’s execution of a separation agreement and an effective release of claims and his compliance with the restrictive covenants described below.

Restrictive Covenants. Each of our named executive officers has entered into a confidential information and invention assignment agreement, which contains covenants regarding confidential information and invention assignment, as well as a covenant not to solicit our employees during the named executive officer’s employment with us and for one year thereafter.

Base Salaries

Mr. Chereau’s base salary was increased to $510,000 per year in connection with our initial public offering in October 2018 and was not increased in 2019. The base salaries for Mr. Yoon and Dr. Huttner were established in connection with their commencing employment with us in 2019 at $380,000 per year and $360,000 per year, respectively.

Effective as of January 1, 2020, Mr. Chereau’s annual base salary was increased to $526,800, Mr. Yoon’s annual base salary was increased to $392,500 and Dr. Huttner’s annual base salary was increased to $371,900. In April 2020, in light of the COVID-19 pandemic, Mr. Chereau agreed to decrease his annual base salary to $421,440, Mr. Yoon agreed to decrease his annual base salary to $314,000 and Dr. Huttner agreed to become a part-time employee and decrease his annual base salary to $185,950.

Annual Bonuses

Each of our named executive officers is eligible to receive an annual bonus, with the target amount of such bonus, expressed as a percentage of the named executive officer’s annual base salary, set forth in the named executive officer’s employment agreement with us, as described above.

For 2019, each of our named executive officers received a bonus based on the achievement of corporate objectives that were determined by our Compensation Committee, including financial and product development-related objectives related to the advancement of our MMA program, the advancement and expansion of our GeneRide platform, strategic partnerships, and expansion of our team, capabilities and reputation, and, in the case of Mr. Yoon and Dr. Huttner, individual performance. In 2020, our Compensation Committee determined that our 2019 corporate objectives were achieved at 46% of target levels overall (with a further adjustment for individual performance in the case of Mr. Yoon and Dr. Huttner, for a total achievement of 57% of target levels for each of these executive officers). Based on this determination, our Compensation Committee approved an annual bonus of $117,300 for Mr. Chereau, $10,934 for Mr. Yoon and $59,850 for Dr. Huttner for 2019. The annual bonuses for Mr. Yoon and Dr. Huttner were prorated to account for their partial years of employment with us in 2019.

Mr. Yoon’s annual bonus target was increased to 40% of his annual base salary effective as of January 1, 2020. The annual bonus targets for Mr. Chereau and Dr. Huttner were not increased in 2020.

Equity Compensation

In connection with his commencement of employment with us, on December 11, 2019, Mr. Yoon was granted an option to purchase 110,0000 shares of our common stock. In connection with his commencement of employment with us, on February 20, 2019, Dr. Huttner was granted an option to purchase 50,818 shares of our common stock. These options vest as to 25% of the shares on the first anniversary of the option’s vesting commencement date and in monthly installments over thirty-six months thereafter, generally subject to the named executive officer’s continuing service through the applicable vesting date. Mr. Chereau was not granted any equity awards in 2019.

On February 11, 2020, Messrs. Chereau and Yoon and Dr. Huttner were granted options to purchase 222,000, 95,000 and 50,000 shares of our common stock, respectively. These options vest as to 25% of the shares on January 1, 2021 and in monthly installments over thirty-six months thereafter, generally subject to the named executive officer’s continuing service through the applicable vesting date.

As an additional retention incentive, on April 15, 2020, Messrs. Chereau and Yoon and Dr. Huttner were granted restricted stock units (“RSUs”) with respect to 23,414, 17,445 and 5,000 shares of our common stock, respectively. These RSUs will vest in full on April 15, 2021, subject to the named executive officer’s continuing service through the vesting date; except that if such named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason” prior to April 15, 2021, such named executive officer’s RSUs will vest in full on the date of such termination.

Severance and Change of Control Payments and Benefits

Messrs. Chereau and Yoon and Dr. Huttner are each entitled to severance payments and benefits under his respective employment agreement upon a termination of employment in certain circumstances, including in connection with a change of control. These severance payments and benefits are described under “Agreements with our Named Executive Officers” above and “Outstanding Equity Awards at Fiscal-Year End Table” below. Each of their employment agreements provide that if any payment or benefit provided under such agreement constitutes a “parachute payment” within the meaning of Section 280G of the Code, the named executive officer will be entitled to receive (i) the amount of such payments or benefits reduced so that no portion of the payments or benefits would constitute a “parachute payment” or (ii) the full amount of such payments and benefits, whichever results in the payment of the greater after-tax amount to the named executive officer.

Employee Benefits

We currently provide broad-based health and welfare benefits, including health, dental, vision, life and short- and long-term disability insurance, that are available to all of our full-time employees, including our named executive officers. In addition, we maintain a SIMPLE IRA retirement plan for all of our full-time employees. In 2019 and 2018, we contributed an amount equal to 2% of each participating employee’s eligible compensation to this plan. Our named executive officers are eligible to participate in these plans on the same basis as other eligible employees.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the equity awards held by our named executive officers as of December 31, 2019.

	OPTION AWARDS						STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)
Frederic Chereau	398,847	(1)	148,153	(1)	0.73	11/02/2027	—		—
	61,352	(2)	93,648	(2)	10.00	10/18/2028	—		—
	—		—		—	—	4,960	(3)	35,712	(4)
Bryan Yoon	—		110,000	(5)	8.20	12/11/2029	—		—
Kenneth Huttner	—		50,818	(6)	9.06	02/20/2029	—		—

(1)

Mr. Chereau was granted an option to purchase 547,000 shares of our common stock on November 2, 2017. The option vests as to one forty-eighth (1/48) of the shares subject to the option each month beginning on June 19, 2017, generally subject to Mr. Chereau’s continuing service through the applicable vesting date. Pursuant to his employment agreement, if Mr. Chereau’s employment is terminated by us other than for cause or due to death or disability or if Mr. Chereau resigns for good reason, in each case, within 24 months following a change of control, the option will vest in full.

(2)

Mr. Chereau was granted an option to purchase shares of our common stock in connection with our initial public offering on October 18, 2018. The option vests on a monthly basis over four years from the date of grant, generally subject to Mr. Chereau’s continuing service through the applicable vesting date. Pursuant to his employment agreement, if Mr. Chereau’s employment is terminated by us other than for cause or due to death or disability or if Mr. Chereau resigns for good reason, in each case, within 24 months following a change of control, the option will vest in full.

(3)

Mr. Chereau was granted 237,939 shares of restricted stock on October 11, 2016. 25% of the shares of restricted stock vested on April 14, 2017, and the remaining shares of restricted stock vest in monthly installments over thirty-six months thereafter, generally subject to Mr. Chereau’s continued service through the applicable vesting date. Pursuant to his employment agreement, if Mr. Chereau’s employment is terminated by us other than for cause or due to death or disability or if Mr. Chereau resigns for good reason, in each case, within 24 months following a change of control, the unvested shares of restricted stock will vest in full.

(4)	The market value of the restricted stock was calculated based on the closing price of our common stock on December 31, 2019, which was $7.20 per share.
(5)

Mr. Yoon was granted an option to purchase 110,000 shares of our common stock on December 11, 2019. The option vests as to 25% of the shares on November 11, 2020 and in monthly installments over thirty-six months thereafter, generally subject to Mr. Yoon’s continuing service through the applicable vesting date. Pursuant to his employment agreement, if Mr. Yoon’s employment is terminated by us other than for cause or due to death or disability or if Mr. Yoon resigns for good reason, in each case, within 24 months following a change of control, the option will vest in full.
(6)

Dr. Huttner was granted an option to purchase 50,818 shares of our common stock on February 20, 2019. The option vests as to 25% of the shares on February 20, 2020 and in monthly installments over thirty-six months thereafter, generally subject to Dr. Huttner’s continuing service through the applicable vesting date. Pursuant to his employment agreement, if Dr. Huttner’s employment is terminated by us other than for cause or due to death or disability or if Dr. Huttner resigns for good reason, in each case, within 24 months following a change of control, the option will vest in full.

DIRECTOR COMPENSATION

Under our non-employee director compensation policy in effect during 2019, which our Board of Directors adopted in connection with our initial public offering, each non-employee director received an annual cash retainer for service to our Board of Directors and an additional annual cash retainer for service on any committee of our Board of Directors or for serving as the chair of our Board of Directors or any of its committees, in each case, prorated for partial years of service, as follows:

	BOARD OR COMMITTEE MEMBER	BOARD OR COMMITTEE CHAIR

Annual cash retainer	$35,000	$70,000

Additional annual cash retainer for compensation committee	$5,000	$10,000

Additional annual cash retainer for nominating and corporate governance committee	$4,000	$7,500

Additional annual cash retainer for audit committee	$7,500	$15,000

Our Board of Directors elected to maintain the annual cash retainer at the same levels for 2020.

Our non-employee director compensation policy in effect during 2019 provided that any non-employee director who is first elected to our Board of Directors will be granted an option to purchase shares of our common stock having a grant date fair value of $175,000. For 2020, our non-employee director compensation policy provides that any non-employee director first elected to our Board of Directors will be granted an option to purchase 20,000 shares of our common stock. Option granted to a non-employee director who is first elected to our Board of Directors will vest in equal annual installments over three years or upon an earlier change in control, subject to the non-employee director’s continued service through the applicable vesting date.

The non-employee director compensation policy in 2019 also provides that each non-employee director who has served on our Board of Directors for more than six months at the time of the first meeting of our Board of Directors following the annual meeting of our stockholders will be granted at such board meeting an option to purchase shares of our common stock having a grant date fair value of $87,500. For 2020, any non-employee director who has served on our Board of Directors for more than six months at the time of the annual meeting of stockholders will be granted an option to purchase 10,000 shares of our common stock on the date our annual meeting of stockholders is held. Any such option granted to a non-employee director will vest in full on the earlier of the first anniversary of the date of grant or the date of the following annual meeting of our stockholders, with prorated accelerated vesting upon a change in control prior to such date, in each case, subject to the non-employee director’s continued service through the applicable vesting date. On December 19, 2019, each of our non-employee directors received an option to purchase 10,869 shares of our common stock at a price per share of $12.65. These options vest 100% on the earlier of July 15, 2020 or the 2020 Annual Meeting of Stockholders, or upon an earlier change in control, subject to the non-employee director’s continued service through the applicable vesting date.

All options granted to our non-employee directors have a per share exercise price at least equal to the fair market value of a share of our common stock on the date of grant and expire not later than ten years after the date of grant. All cash retainers are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. For the calendar quarter during which a non-employee director is newly elected or appointed to our board, all cash retainers are prorated based on the number of calendar days served by such non-employee director following his or her election or appointment.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee on which he or she serves.

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2019. Mr. Chereau, our President and Chief Executive Officer, receives no compensation for his services as a director and, as a result, is not included in the table below. The compensation received by Mr. Chereau in 2019 for his services as an employee is described in the “Summary Compensation Table” above and the accompanying narrative description.

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($) (1)(2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)

Mark Kay, M.D., Ph.D.	35,000	43,883	67,500	146,383

Leon Chen, Ph.D.	45,986	43,883	—	89,869

Erez Chimovits, M.Sc., M.B.A.	46,514	43,883	—	90,397

Sofia Ioannidou, Ph.D.	16,923	—	—	16,923

Tomer Kariv	46,500	43,883	—	90,383

Richard Moscicki, M.D.	42,500	43,883	—	86,383

Daniel O’Connell, M.D., Ph.D.	40,000	43,883	—	83,883

Michael Wyzga	50,000	43,883	—	93,883

(1)

The amounts reported in this column represent the aggregate grant date fair value of the options to purchase our common stock granted to our non-employee directors in 2019, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 11 to our financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2019. On December 19, 2019, each of our non-employee directors whose term expired on June 25, 2019 (other than Dr. Ioannidou who no longer served as a director on such date of grant), was granted an option to purchase 10,869 shares of our common stock. These options vest 100% on the earlier of July 15, 2020 or the 2020 Annual Meeting of Stockholders, or upon an earlier change in control, subject to the non-employee director’s continued service through the applicable vesting date.

(2)	As of December 31, 2019, Dr. Chen held 19,035 shares of restricted stock and our non-employee directors held options to purchase the number of shares of common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
Mark Kay, M.D., Ph.D.	188,675
Leon Chen, Ph.D.	79,479
Erez Chimovits, M.Sc., M.B.A.	34,971
Tomer Kariv	34,971
Richard Moscicki, M.D.	34,971
Daniel O’Connell, M.D., Ph.D.	34,971
Michael Wyzga	34,971

(3)	The amount reported in this column represents the consulting fees paid to Dr. Kay in 2019 under his consulting agreement, described below.

Consulting Agreement with Dr. Kay

We entered into a consulting agreement with Dr. Kay on April 1, 2018, pursuant to which he agreed to continue to provide consulting services to us on an as-requested basis. Under this agreement, Dr. Kay is entitled to receive $67,500 per year in consulting fees and an additional $5,000 for every Scientific Advisory Board meeting that he attends in person. Dr. Kay also agreed to certain covenants regarding confidential information and invention assignment, as well as a covenant not to solicit our employees during the term of the agreement and for one year thereafter.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the audited consolidated financial statements of LogicBio for the year ended December 31, 2019, and has discussed these statements with management and Deloitte & Touche LLP, or Deloitte, the Company’s independent registered public accounting firm. LogicBio management is responsible for preparing the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of LogicBio in conformity with U.S. generally accepted accounting principles and discusses any issues it believes should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

The Audit Committee also received from, and discussed with, Deloitte the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission.

Deloitte also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Deloitte its independence from LogicBio.

Based on its discussions with management and Deloitte, and its review of the representations and information provided by management and Deloitte, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the LogicBio Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee of LogicBio Therapeutics, Inc.

Michael Wyzga, Chair

Leon Chen

Mark Enyedy

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2018 and 2019 for each of the following categories of services are as follows (in thousands):

Fee Category	2018		2019

Audit Fees	$996,275	(1)	$550,284	(2)

Audit-Related Fees	—		—

Tax Fees	7,020	(3)	22,488	(3)

All Other Fees	1,895	(4)	1,895	(4)

Total Fees	$1,005,190		$574,667

(1)

Audit fees in 2018 include fees, including out of pocket expenses, in connection with the Company’s initial public offering, including registration statements, responding to SEC comment letters, comfort letters and consents, fees for our annual audit, interim review procedures, accounting consultations completed during the audit or interim reviews, and statutory audit fees relating to the Company’s subsidiary in Israel.

(2)

Audit fees in 2019 include fees, including out of pocket expenses, in connection with the Company’s annual audit, interim review procedures, accounting consultations completed during the audit or interim reviews, registration statements, comfort letters and consents.

(3)	Tax fees in 2019 and 2018 are related to tax compliance fees.

(4)	All other fees consist of fees for accessing Deloitte’s online accounting research tool.

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Refer to aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Deloitte, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be communicated to the Audit Committee at its next scheduled meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2019 in which we were a party, the amount involved exceeded or will exceed $120,000 and in which any related person had a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transactions Policy

We have adopted a related person transactions policy that governs the review and approval of related person transactions. Pursuant to this policy, if we want to enter into a transaction with any of our executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock or immediate family members of any of the foregoing, the Audit Committee will review all of the material facts of the proposed transaction and either approve or disapprove of such transaction. If advance approval by the Audit Committee of such a transaction is not feasible, such matter will be reviewed and, if the Audit Committee determines it to be appropriate, ratified at the next regularly scheduled meeting of the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Leon Chen and Daniel O’Connell are the Class II directors whose terms expire at the 2020 Annual Meeting of Stockholders. Drs. Chen and O’Connell have each been nominated for and have agreed to stand for election to the Board of Directors to serve as a Class II director of the Company for three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Our bylaws provide for a majority voting standard for the election of directors in an uncontested election. Accordingly, a director nominee will be elected at the Annual Meeting only if the votes properly cast FOR his election exceed the votes properly cast AGAINST his election.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted FOR the election of the nominees listed. LogicBio has no reason to believe that the nominees will be unable to serve. In the event that the nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may determine that no directors are to be elected at the Annual Meeting. Information relating to the nominees for election as directors and for each continuing director, including his period of service as a director of LogicBio, principal occupation and other biographical material is shown earlier in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR CLASS II DIRECTORS.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte has served as our independent registered public accounting firm since 2019.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that a representative of Deloitte will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2019 Annual Report on Form 10-K has been posted on the Company’s website (www.logicbio.com) along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2019 Annual Report on Form 10-K, excluding exhibits. Please send a written request to our Corporate Secretary at:

LogicBio Therapeutics, Inc.

65 Hayden Avenue, Floor 2

Lexington, MA 02421

Attention: Corporate Secretary

Phone: (617) 245-0399

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Corporate Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 30, 2020, which is 120 days prior to the date that is one year from April 29, 2020, the date this year’s proxy statement was released to shareholders.

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at LogicBio Therapeutics, Inc., 65 Hayden Avenue, Floor 2, Lexington, MA 02421. To be timely for the 2021 annual meeting, although not included in the proxy statement, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2020 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2021 annual meeting must notify us no earlier than February 19, 2021 and no later than March 21, 2021. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2021 annual meeting.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:

LogicBio Therapeutics, Inc.

65 Hayden Avenue, Floor 2

Lexington, MA 02421

Attention: Corporate Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication for the Board. Upon receiving such a communication, the Corporate Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded. The Corporate Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

01 Leon Chen 02 Daniel O’Connell For Against Abstain For Against Abstain 2 1 B M Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 039AOB Proposals The Board of Directors recommend a vote FOR all the nominees listed in A Proposal 1 and FOR Proposal 2. 2. To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020. 1. Election of Class II Directors for a three-year term: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q 2020 Annual Meeting Proxy Card 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 6 0 8 6 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMaMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/LOGC or scan the QR code login details are located in the shaded bar below. Save paper, time and money Sign up for electronic delivery at www.envisionreports.com/LOGC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 18, 2020. Your vote matters here’s how to vote

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/LOGC Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting June 19, 2020 Frederic Chereau, Bryan Yoon, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LogicBio Therapeutics, Inc. to be held on June 19, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy LogicBio Therapeutics, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Change of Address Please print new address below. Comments Please print your comments below. C Non-Voting Items Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/LOGC 2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Stockholders of LogicBio Therapeutics, Inc. June 19, 2020, 9:00 a.m. ET Ropes & Gray LLP 800 Boylston Street, Boston, Massachusetts 02199 Upon arrival, please present this admission ticket and photo identification at the registration desk.